Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement No. 333-281622 on Form N-2, as amended, of our report dated March 3, 2025 and our report dated December 29, 2025, relating to the financial statements and financial highlights of Daxor that appear in this Registration Statement.

We also consent to the use of our report dated December 29, 2025, relating to the information contained under Senior Securities in this Registration Statement.

We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in this Registration Statement.

Very truly yours,

/s/ Bush & Associates, CPA

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas,  Nevada

December 29,  2025

9555 S. Eastern Ave, Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com